As filed with the Securities and Exchange Commission on November 4, 2009

Registration No. 033-51235

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Merck Sharp & Dohme Corp.

(Exact name of registrant as specified in its charter)

New Jersey	22-1109110
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

(Address of principal executive offices, including zip code)

BASE SALARY DEFERRAL PLAN

USHH INCENTIVE PLAN

EXECUTIVE INCENTIVE PLAN

MERCK ANNUAL INCENTIVE PLAN

KELCO DIVISION ANNUAL INCENTIVE PLAN

KELCO DIVISION LONG-TERM INCENTIVE PLAN

CALGON VESTAL LABORATORIES ANNUAL INCENTIVE PLAN

CALGON VESTAL LABORATORIES LONG-TERM INCENTIVE PLAN

CALGON WATER MANAGEMENT DIVISION ANNUAL INCENTIVE PLAN

Celia A. Colbert

Secretary

Merck Sharp & Dohme Corp.

One Merck Drive

Whitehouse Station, New Jersey 08889-0100

(Name, address, including zip code, of agent for service)

(908) 423-1000

(Telephone number, including area code, of agent for service)

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

The Registration Statement on Form S-8 (Registration No. 033-51235) of Merck & Co., Inc. (“Merck”) was filed with the Securities and Exchange Commission on December 1, 1993 pertaining to an indeterminate number of plan interests and 1,250,000 shares of common stock of Merck & Co., Inc., with no par value (the “Merck Common Stock”), and two subsequent post-effective amendments were filed on December 1, 1995 and March 15, 1997 with respect to the Base Salary Deferral Plan, the USHH Incentive Plan, the Executive Incentive Plan, the Merck Annual Incentive Plan, the Kelco Division Annual Incentive Plan, the Kelco Division Long-Term Incentive Plan, the Calgon Vestal Laboratories Annual Incentive Plan, the Calgon Vestal Laboratories Long-Term Incentive Plan and the Calgon Water Management Division Annual Incentive Plan (collectively, the “Registration Statement”).

On November 3, 2009, Merck completed its previously announced transactions with Schering-Plough Corporation (the “Parent”) pursuant to the Agreement and Plan of Merger, dated as of March 8, 2009, as amended, by and among Merck, Parent, SP Merger Subsidiary One, Inc., and SP Merger Subsidiary Two, Inc. (the “Transactions”). In the Transactions, Merck merged into a subsidiary of Parent, Parent changed its name to Merck & Co., Inc. and Merck changed its name to Merck Sharp & Dohme Corp. In addition, each outstanding share of Merck Common Stock was automatically converted into the right to one share of common stock of Parent. Accordingly, Merck has terminated all offerings of Merck Common Stock under its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Merck in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Merck Common Stock which remain unsold at the termination of the offering, Merck hereby removes from registration all authorized shares of Merck Common Stock reserved for issuance under the Registration Statement that remain unsold and unissued as of the effective date of the Transactions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whitehouse Station, State of New Jersey, on the 3rd day of November, 2009.

MERCK SHARP & DOHME CORP.

By:	/S/ CELIA A. COLBERT
Celia A. Colbert
Secretary

Note:	No other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.